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                                                                    Exhibit 8.1

                          WILMER, CUTLER & PICKERING
                               2445 M ST., N.W.
                            WASHINGTON, D.C. 20037


                                                        February 4, 2000


Anker Coal Group, Inc.
2708 Cranberry Square
Morgantown, West Virginia  26508

Dear Ladies and Gentlemen:

         We have acted as special counsel to Anker Coal Group, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Prospectus and all amendments thereto (as amended, the "Prospectus") included in the Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of (i) the Company's
14.25% Series B Second Priority Senior Secured Notes due 2007 (PIK through
April 1, 2000) (the "New Notes") which are to be offered in exchange for all the Company's outstanding 14.25% Series A Second Priority Senior Secured Notes due 2007 (PIK through April 1, 2000) (the "Old Notes"); (ii) the additional New Notes to be issued by the Company in lieu of the cash interest payment on the New Notes due on April 1, 2000; and (iii) the guarantees of the New Notes by the Company's existing and future wholly-owned subsidiaries, other than those subsidiaries that are inconsequential to the Company's business and financial condition. All capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Prospectus.
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Anker Coal Group, Inc.
February 4, 2000
Page 2

         We have examined copies of the following documents: (1) the Prospectus;
(2) the Registration Statement; and (3) such other documents as we have deemed relevant for purposes of the opinion set forth herein.

         In our examination of such documents, we have assumed, without independent inquiry, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of any such copies, and the legal capacity of all natural persons.

         Based on and subject to the foregoing, we hereby confirm that the discussion set forth in the Prospectus under the heading "Material United States Federal Income Tax Consequences" is our opinion on the material United States federal income tax consequences of the purchase, ownership, and disposition of the New Notes and the exchange of Old Notes for New Notes.

         This opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, court decisions, and administrative determinations as currently in effect, all of which are subject to change, prospectively or retroactively, at any time. We undertake no obligation to update or supplement this opinion to reflect any changes in laws that may occur after the date hereof.

         This opinion has been prepared for your use in connection with the filing of the Prospectus and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Prospectus as filed with the Commission and to the use of our name therein.

                                                     Very truly yours,

                                                     WILMER, CUTLER & PICKERING



                                            By:  /s/ Erik H. Corwin
                                                -------------------------
                                                     Erik H. Corwin
                                                     A Partner